Exhibit 99.1

PRESS RELEASE – June 30, 2010	For additional information please contact:
Olen Thomas - (804) 632-2161
SVP / Chief Marketing Officer

FOR IMMEDIATE RELEASE:

Union First Market Bankshares Corporation to Consolidate Affiliate Banks

RICHMOND – Union First Market Bankshares Corporation (NASDAQ: UBSH) is combining two of its community banks, Northern Neck State Bank and Rappahannock National Bank, into its largest bank affiliate, Union First Market Bank, on October 12, 2010, G. William Beale, Chief Executive Officer, announced today.

Union First Market Bank is the result of the March merger between Union Bank and Trust Company and First Market Bank.

“We are excited about creating a single brand for our banking franchise. By operating as one bank, offering the same products and services, Union First Market Bank will be able to more efficiently serve our customers and communities across Virginia,” Beale said.

Once the integration is complete, Union banking customers will have access to more than 90 branches and over 170 ATMs stretching as far north as Winchester and Springfield and following the I-95 corridor south to Fredericksburg and the Richmond metropolitan area. In addition, the bank has branches in the Charlottesville, Hampton Roads, and Roanoke areas.

Northern Neck State Bank was founded in 1909 in Warsaw, VA. In 1993 the bank and Union Bank & Trust formed the bank holding company that now is Union First Market Bankshares Corporation. The bank has nine locations serving the citizens of the Northern Neck and Tappahannock.

Rappahannock National Bank was founded in 1902 in Washington, VA, the county seat of Rappahannock County. The bank joined today’s Union First Market Bankshares in 1998 and operates six branch offices in Front Royal, Middleburg, Washington, Warrenton, and Winchester.

All branches of Northern Neck State Bank and Rappahannock National Bank will continue to operate with the same personnel, processes, and systems.

About Union First Market Bankshares Corporation

Union First Market Bankshares Corporation is the largest community banking organization based in Virginia, providing full service banking to the Northern, Central, Rappahannock, Tidewater and Northern Neck regions of Virginia through its bank subsidiaries, Union First Market Bank (77 locations in the counties of Albemarle, Caroline, Chesterfield, Fairfax, Fluvanna, Hanover, Henrico, James City, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland, York, and the cities of Richmond, Fredericksburg, Williamsburg, Newport News, Grafton, Charlottesville, Colonial Heights, and Roanoke); Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster); and Rappahannock National Bank (6 locations in Washington, Front Royal, Middleburg, Warrenton, and Winchester). Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.